EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN LEWIS & BOCKIUS LLP

July 6, 2009

Cognizant Technology Solutions Corporation

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

Re:	Cognizant Technology Solutions Corporation -

Registration Statement on Form S-8 for 24,000,000 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel to Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 24,000,000 shares of Class A Common Stock, $0.01 par value, of the Company (the “Common Stock”) under the Company’s 2009 Incentive Compensation Plan (the “2009 Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s restated certificate of incorporation, as amended, the Company’s amended and restated by-laws, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. Based on such review, we are of the opinion that, if, as and when the shares of Common Stock have been issued and sold (and the consideration therefore received) pursuant to the (a) provisions of option agreements duly authorized under the 2009 Plan and in accordance with the Registration Statement, (b) duly authorized restricted stock units or other stock-based awards under the 2009 Plan and in accordance with the Registration Statement, or (c) duly authorized stock purchase agreements under the 2009 Plan and in accordance with the Registration Statement, such shares of Common Stock will be duly authorized, legally issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving the consent set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2009 Plan or the shares of Common Stock.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP